Exhibit 16.1

[LETTERHEAD OF MOORE STEPHENS WURTH FRAZER AND TORBET, LLP]

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for General Steel Holdings, Inc.  (the  “Company”).  We have read the Company's disclosure set forth in Item 4.01, “Changes in Registrant’s   Certifying Accountant”, of the Company's Current Report on Form 8-K dated on January 7, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California

January 7, 2010